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                                                                     EXHIBIT 4.3

                          REGISTRATION RIGHTS AGREEMENT

                  REGISTRATION RIGHTS AGREEMENT, dated as of July 29, 1999, among CROSS COUNTRY STAFFING, INC., a Delaware corporation (the "COMPANY") and the Investors (as defined below).

                              W I T N E S S E T H:
                               - - - - - - - - - -

                  WHEREAS, pursuant to that certain Purchase Agreement dated as of July 29, 1999 (the "PURCHASE AGREEMENT"), among the Company and the Investors and their Affiliates, the Investors and their Affiliates have acquired (i) an aggregate of 86,957 shares of Common Stock (as defined herein), subject to adjustment and (ii) a right to receive an additional 11,944 shares of Common Stock, in the aggregate (subject to adjustment), pursuant to the provisions of
Section 7.11 of the Purchase Agreement;

                  WHEREAS, the Company desires to grant to the Investors certain registration rights relating to the shares of Common Stock.

                  NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

                  1. DEFINITIONS. The following shall have (unless otherwise provided elsewhere in this Registration Rights Agreement) the following respective meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

                  "AGREEMENT" means this Registration Rights Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

                  "CLASS A COMMON STOCK" means the Class A Common Stock, $.01 par value, of the Company.

                  "CLASS B COMMON STOCK" means the Class B Common Stock, $.01 par value, of the Company.

                  "COMMISSION" means the Securities and Exchange Commission.

                  "COMMON STOCK" means collectively, the Class A Common Stock and the Class B Common Stock.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

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                  "INVESTORS" means DB Capital Investors, L.P. and The
Northwestern Mutual Life Insurance Company.

                  "NASD" means the National Association of Securities Dealers, Inc., or any successor corporation thereto.

                  "INITIAL PUBLIC EQUITY OFFERING" means an underwritten public offering of the Class A Common Stock made on a primary basis by the Company pursuant to a registration statement filed with and declared effective by the Commission in accordance with the Securities Act resulting in net cash proceeds to the Company (after deducting any underwriting discounts and commissions) of at least $25.0 million.

                  "PURCHASE AGREEMENT" has the meaning given to it in the recitals hereto.

                  "REGISTERING SECURITY HOLDER" has the meaning given to it in
SECTION 3.

                  "REGISTRABLE SECURITIES" means, collectively (i) the shares of Class A Common Stock owned by the Investors on the date hereof; (ii) any shares of Class A Common Stock resulting from or which may result from the conversion of shares of Class B Common Stock owned by the Investors; (iii) any shares of Class A Common Stock hereafter acquired by the Investors; and (iv) any shares of Common Stock hereafter distributed by the Company to the holders of Registrable Securities as a stock dividend or otherwise; PROVIDED, HOWEVER, that any such securities shall cease to be Registrable Securities when (a) such securities shall have been registered under the Securities Act, the registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of pursuant to such effective registration statement; (b) such securities shall have been otherwise transferred, if new certificates or other evidences of ownership for them not bearing a legend restricting further transfer and not subject to any stop transfer order or other restrictions on transfer shall have been delivered by the Company and subsequent disposition of such securities shall not require registration or qualification of such securities under the Securities Act or any state securities law then in force; (c) such securities shall cease to be outstanding; or (d) such securities shall be eligible for sale pursuant to Rule 144(k) under the Securities Act or any successor rule which permits resale of such securities without restriction.

                  "REGISTRATION REQUEST" has the meaning given to it in SECTION
2.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  2. REQUIRED REGISTRATION. If at any time following 180 days after the consummation of the Initial Public Equity Offering (or 90 days, if the managing underwriter for the Initial Public Equity Offering consents), the Company receives a written request (a "REGISTRATION REQUEST") from the Investors requesting that the Company effect the registration of Registrable Securities under the Securities Act and specifying the intended method or methods of disposition thereof, the Company

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shall, as expeditiously as is possible, use its best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by such holders for sale, all to the extent required to permit the disposition (in accordance with the intended method or methods thereof, as aforesaid) of the Registrable Securities so registered. In order to count as an "effected" registration statement, such registration statement shall not have been withdrawn and all shares registered pursuant to it (excluding any overallotment shares) shall have been sold. The Company shall have the right to defer the filing of any registration statement requested pursuant to this SECTION 2 for a period not to exceed ninety (90) days if in the good faith determination of the Board of Directors of the Company the filing of such registration statement would be seriously detrimental to the Company. In no event shall the Company be required to effect more than one registration under this Section 2.

                  3. INCIDENTAL REGISTRATION.

                  (a) If at any time following the consummation of the Initial Public Equity Offering, the Company at any time proposes to file on its behalf and/or on behalf of any of its security holders (the "REGISTERING SECURITY HOLDERS"), a Registration Statement under the Securities Act on any form (other than a Registration Statement on Form S-4 or S-8 or any successor form for securities to be offered in a transaction of the type referred to in Rule 145 under the Securities Act or to employees of the Company pursuant to any employee benefit plan, respectively) for the general registration of securities to be sold for cash with respect to any class of equity security (as defined in Section 3(a)(11) of the Exchange Act) of the Company, it will give written notice to all holders of Registrable Securities at least 30 days before the initial filing with the Commission of such Registration Statement, which notice shall set forth the intended method of disposition of the securities proposed to be registered by the Company. The notice shall offer to include in such filing the aggregate number of shares of Registrable Securities as such holders may request.

                  (b) Each holder of any such Registrable Securities desiring to have Registrable Securities registered under this SECTION 3 shall advise the Company in writing within 10 days after the date of receipt of such offer from the Company, setting forth the amount of such Registrable Securities for which registration is requested. The Company shall thereupon include in such filing the number of shares of Registrable Securities for which registration is so requested, subject to the next sentence, and shall use its best efforts to effect registration under the Securities Act of such shares. If the managing underwriter of a proposed public offering shall advise the Company in writing that, in its opinion, the distribution of the Registrable Securities requested to be included in the registration under this SECTION 3 concurrently with the securities being registered on behalf of the Company or such Registering Security Holder would materially and adversely affect the distribution of such securities by the Company or such Registering Security Holder, then all selling security holders that have requested that their Registrable Securities be included in the registration under this SECTION 3 shall reduce the amount of securities each intended to distribute through such offering on a pro rata basis.

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                  4. REGISTRATION PROCEDURES. If the Company is required by the provisions of SECTION 2 OR 3 to use its best efforts to effect the registration of any of its securities under the Securities Act, the Company will, as expeditiously as possible:

                           (a) prepare and file with the Commission a
Registration Statement with respect to such securities and use its best efforts to cause such Registration Statement to become and remain effective for a period of time required for the disposition of such securities by the holders thereof, but not to exceed 180 days;

                           (b) prepare and file with the Commission such
amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such Registration Statement until the earlier of such time as all of such securities have been disposed of in a public offering or the expiration of 180 days;

                           (c) furnish to such selling security holders such
number of copies of a summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents, as such selling security holders may reasonably request;

                           (d) use its best efforts to register or qualify the
securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions within the United States and Puerto Rico as each holder of such securities shall request (PROVIDED, HOWEVER, that the Company shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it is not then qualified or to file any general consent to service of process), and do such other reasonable acts and things as may be required of it to enable such holder to consummate the disposition in such jurisdiction of the securities covered by such Registration Statement;

                           (e) furnish, in connection with any registration of
Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale pursuant to such registration or, if such Registrable Securities are not being sold through underwriters, on the date that the Registration Statement with respect to such Registrable Securities becomes effective, (1) an opinion, dated such date, of the independent counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and if such Registrable Securities are not being sold through underwriters, then to the holders making such request, in customary form and covering matters of the type customarily covered in such legal opinions; and
(2) a comfort letter dated such date, from the independent certified public accountants of the Company, addressed to the underwriters, if any, and if such Registrable Securities are not being sold through underwriters, then to the holder(s) of Registrable Securities being registered and, if such accountants refuse to deliver such letter to such holder(s), then to the Company in a customary form and covering matters of the type customarily covered by such comfort letters and as the underwriters or such holder(s) shall reasonably request.

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Such opinion of counsel shall additionally cover such other legal matters regarding the registration in respect of which such opinion is being given as such holder(s) of Registrable Securities may reasonably request consistent with opinions customarily provided in similar transactions. Such letter from the independent certified public accountants shall additionally cover such other financial matters (including information as to the period ending not more than 5 business days prior to the date of such letter) with respect to the registration in respect of which such letter is being given as such holders of the Registrable Securities being so registered may reasonably request consistent with comfort letters customarily provided in similar transactions;

                           (f) enter into customary agreements (including an
underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities; and

                           (g) otherwise use its best efforts to comply with all
applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, but not later than 18 months after the effective date of the Registration Statement, an earnings statement covering the period of at least 12 months beginning with the first full month after the effective date of such Registration Statement, which earnings statements shall satisfy the provisions of Section 11(a) of the Securities Act.

                  It shall be a condition precedent to the obligation of the Company to take any action pursuant to this Agreement in respect of the securities which are to be registered at the request of any holder of Registrable Securities that (i) such holder shall furnish to the Company such information regarding the securities held by such holder and the intended method of disposition thereof as the Company shall reasonably request and as shall be required under the Securities Act in connection with the action taken by the Company and (ii) that such holder shall deliver and perform under such underwriting and selling shareholder agreements as may be reasonably requested by the underwriters.

                  5. EXPENSES. All expenses incurred in complying with this Agreement, including, without limitation, all registration and filing fees (including all expenses incident to filing with the NASD), printing expenses, fees and disbursements of counsel for the Company, expenses of any special audits incident to or required by any such registration and expenses of complying with the securities or blue sky laws of any jurisdictions pursuant to
SECTION 4(d), shall be paid by the Company, except that:

                           (a) The Company shall not be liable for any fees,
discounts or commissions to any underwriter in respect of the securities sold by such holder of Registrable Securities; and

                           (b) The Company shall only be responsible the fees or
expenses of one counsel for the selling security holders as a group.

                  6. INDEMNIFICATION AND CONTRIBUTION.

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                           (a) In the event of any registration of any
Registrable Securities under the Securities Act pursuant to this Agreement, the Company shall indemnify and hold harmless the holder of such Registrable Securities, such holder's directors and officers, and each other Person (in cluding each underwriter) who participated in the offering of such Registrable Securities and each other Person, if any, who controls such holder or such participating Person within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such holder or any such director or officer or participating Person or controlling Person may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any alleged untrue statement of any material fact contained in any Registration Statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or (ii) any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse such holder or such director, officer or participating Person or controlling Person for any legal or any other expenses reasonably incurred by such holder or such director, officer or participating Person or controlling Person in connection with investi gating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any alleged untrue statement or alleged omission made in such Registration Statement, preliminary prospectus, prospectus or amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such holder specifically for use therein. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such holder or such director, officer or participating Person or controlling Person, and shall survive the transfer of such securities by such holder.

                           (b) In the event of any registration of any
Registrable Securities under the Securities Act pursuant to this Agreement, each selling holder of Registrable Securities severally and not jointly shall indemnify and hold harmless the Company, its directors and officers, and each other Person (including each underwriter) who participated in the offering of such Registrable Securities and each other Person, if any, who controls the Company or such participating Person within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director or officer or participating Person or controlling Person may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any alleged untrue statement of any material fact contained in any Registration Statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, where such statement is in conformity with written information provided by such holder of Registrable Securities expressly for use therein, and shall reimburse the Company or such director, officer or participating Person or controlling Person for any legal or any other expenses reasonably incurred by the Company or such director, officer or participating Person or controlling Person in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that such holder of Registrable Securities shall not be liable for any amounts

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in excess of the net proceeds received by such holder for the sale of its shares. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or such director, officer or participating Person or controlling Person, and shall survive the transfer of such securities by such holder.

                           (c) If the indemnification provided for in this
SECTION 6 is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be deter mined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

                  The parties hereto agree that it would not be just and equitable if contribution pursuant to this SECTION 6(c) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not also guilty of such fraudulent misrepresentation.

                  7. MARKET STAND-OFF AGREEMENT. If requested by an underwriter of securities of the Company, each holder of Registrable Securities shall not sell or otherwise transfer or dispose of any securities held by such holder during the ninety (90) day period following the effective date of a Registration Statement.

                  8. MISCELLANEOUS.

                           (a) NO PRIOR AGREEMENTS. This agreement supersedes
all prior agreements regarding registration rights between the Company and any of the parties hereto and all such prior agreements are deemed terminated hereby.

                           (b) REMEDIES. Each holder of Registrable Securities,
in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would

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not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

                           (c) AMENDMENTS AND WAIVERS. Except as otherwise
provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departure from the provisions hereof may not be given unless Company has approved the same in writing and obtained the written consent of Investors.

                           (d) NOTICES. All notices and other communications
hereunder shall be validly given or made if in writing, (i) when delivered personally (by courier service or otherwise); (ii) when sent by telecopy; or
(iii) when actually received if mailed by first-class certified or registered United States mail, postage-prepaid and return receipt requested, and all legal process with regard hereto shall be validly served when served in accordance with applicable law, in each case to the address of the party to receive such notice or other communication set forth below, or at such other address as any party hereto may from time to time advise the other parties pursuant to this
Section:

                                 (i)  If to the Investors, to:

                                 DB Capital Investors, L.P.
                                 130 Liberty Street
                                 New York, NY  10006
                                 Attention:  Heidi Silverstein
                                 Fax:  (212)  250-7651

                                 The Northwestern Mutual Life Insurance Company 720 East Wisconsin Avenue
                                 Milwaukee, WI  53202
                                 Attention:  Securities Department
                                 Fax:  (414)  299-7124

                                 with a copy to:

                                 Cahill Gordon & Reindel
                                 80 Pine Street
                                 New York, NY  10005
                                 Attention:  John A Tripodoro, Esq.
                                 Fax:  (212)  269-5420

                                 (ii) If to the Company, to:

                                 Cross Country Staffing, Inc.

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                                 c/o Charterhouse Group International, Inc.
                                 535 Madison Avenue
                                 New York, NY 10022-4299
                                 Attention:  Mr. Thomas C. Dircks
                                 Fax: (212) 750-9704

                                 with a copy to:

                                 Proskauer Rose LLP
                                 1585 Broadway
                                 New York, NY 10036
                                 Attention:  Stephen W. Rubin, Esq.
                                 Fax:  (212) 969-2900

                           (e) SUCCESSORS AND ASSIGNS. This Agreement shall
inure to the benefit of and be binding upon (i) the successors of each of the parties hereto and (ii) the assigns of the holders of Registrable Securities, including any Person to whom Registrable Securities are transferred.

                           (f) HEADINGS. The headings in this Agreement are for
convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                           (g) GOVERNING LAW. This Agreement shall be governed
by and construed in accordance with the internal laws of the State of New York (i.e., without regard to its conflicts of law rules).

                           (h) SEVERABILITY. Wherever possible, each provision
of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any pro vision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                           (i) ENTIRE AGREEMENT. This Agreement, together with
the Purchase Agreement dated as of the date hereof, contains the entire understanding of the parties with respect to the subject matter contained herein and therein, and supersede all prior arrangements or understandings with respect thereto.


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Registration Rights Agreement as of the date first above written.

                                      CROSS COUNTRY STAFFING, INC.


                                      By: /s/ THOMAS C. DIRCKS
                                          -------------------------------------
                                              Thomas C. Dircks
                                              Chairman


INVESTORS:

                                      DB CAPITAL INVESTORS, L.P.


                                      By: /s/ HEIDI SILVERSTEIN
                                          --------------------------------------
                                              Heidi Silverstein
                                              Director


                                      THE NORTHWESTERN MUTUAL LIFE
                                             INSURANCE COMPANY


                                      By: /s/ JEROME R. BAIER
                                          -------------------------------------
                                             Jerome R. Baier
                                             Its Authorized Representative




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